                                                            Exhibit 28(d)(1)(b)

                                    Form of



[DATE]

Lincoln Investment Advisors Corporation
1300 South Clinton Street
Fort Wayne, Indiana 46802

RE: Advisory Fee Waiver Agreement - LVIP Dimensional U.S. Equity Fund, LVIP
    Dimensional Non-U.S. Equity Fund, LVIP Total Bond Fund, LVIP Vanguard Domestic Equity ETF Fund, LVIP Vanguard International Equity ETF Fund

Ladies and Gentlemen:

This letter agreement (the "Agreement") confirms the advisory fee waiver between the LVIP Dimensional U.S. Equity Fund, LVIP Dimensional Non-U.S. Equity Fund, LVIP Vanguard Domestic Equity ETF Fund, LVIP Vanguard International Equity ETF Fund, and LVIP Total Bond Fund, (the "Funds"), each a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Lincoln Investment Advisors Corporation (the "Adviser") with respect to the portfolio management of the Funds.

    1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of April 30, 2007 ("Investment Management Agreement"), between the Funds and the Adviser, as set forth in the attached Schedule A.

    2. Term and Termination. This Agreement shall become effective on April 30, 2011 and shall continue for an initial term ending April 30, 2012. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement at least 10 days prior to the end of the then current term.

    3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Funds.

Sincerely,

LVIP Dimensional U.S. Equity Fund
LVIP Dimensional Non-U.S. Equity Fund
LVIP Vanguard Domestic Equity ETF Fund
LVIP Vanguard International Equity ETF Fund
LVIP Total Bond Fund,
each a series of Lincoln Variable Insurance Products Trust

_____________________________________________
Name:
Title:

Agreed to:

LINCOLN INVESTMENT ADVISORS CORPORATION

_____________________________________________
Name:
Title:

                                  Schedule A

          Avg. Daily Net Assets of the Funds      Waiver Amount*
          ---------------------------------- ------------------------
               All Assets of the Funds

*  These amounts are stated on an annual basis.